EXHIBIT 15
ACCOUNTANT'S AWARENESS LETTER

Securities and Exchange Commission
450 Fifth Street, N.W
Washington, D.C. 20549

We are aware that our report dated January 21, 2005, on our review of the interim financial statements of Greenlite Ventures Inc. as of December 31, 2004 and December 31, 2003, for the nine month period ended December 31, 2004 and for the period from December 21, 2000 (Date of Inception) to December 31, 2004 is included in the Company's Registration Statement on Form SB-2. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

/s/ Sarna & Company

Sarna & Company
Certified Public Accountants
Westlake Village, California
May 5, 2005